Exhibit 99.1

Shaw and Toshiba Expand Global Strategic Partnership

BATON ROUGE, La.—(BUSINESS WIRE)—The Shaw Group Inc. (NYSE: SHAW) and Toshiba Corporation (TOKYO: 6502) today announced an expanded global strategic partnership between the two companies.

Under the agreement, Shaw will have certain exclusive opportunities for providing engineering, procurement and construction services for new Toshiba Advanced Boiling Water Reactor (ABWR) nuclear power plants worldwide, except Japan and Vietnam.

Shaw immediately will assume the role of engineering, procurement and construction contractor for Nuclear Innovation North America’s (NINA) South Texas Project Expansion, which will use ABWR technology for two new nuclear units, as a consortium team member with Toshiba America Nuclear Energy, a U.S. based Toshiba subsidiary.

Shaw will invest $250 million for an ABWR alliance with Toshiba, $100 million of which will be available as a credit facility for NINA to assist in financing the development of the South Texas Project. The credit facility will convert to equity in NINA upon the satisfaction of certain conditions including the project receiving full notice to proceed, which is expected in mid-2012.

“Toshiba and Shaw have a proven relationship combining our expertise and resources in nuclear power,” said J.M. Bernhard Jr., Shaw’s chairman, president and chief executive officer. “Now with our agreement with Toshiba, Shaw is able to promote not only Westinghouse AP1000™, the world’s first Generation III+ nuclear technology, but also ABWR, the world’s most proven advanced nuclear technology, to our customers.”

“Toshiba and Shaw already have achieved a joint global leadership position in the nuclear power industry,” said Yasuharu Igarashi, corporate senior vice president of Toshiba Corporation. “Our new agreement further solidifies our relationship and position in the industry.”

An undisclosed amount for initial services for the South Texas Project will be added to Shaw’s Power segment’s backlog of unfilled orders in the first quarter of fiscal year 2011.

About Shaw:

The Shaw Group Inc. (NYSE:SHAW) is a leading global provider of engineering, construction, technology, fabrication, remediation and support services for clients in the energy, chemicals, environmental, infrastructure and emergency response industries. A Fortune 500 company with fiscal year 2010 annual revenues of $7 billion, Shaw has approximately 27,000 employees around the world and is the power sector industry leader according to Engineering News-Record’s list of Top 500 Design Firms. Shaw offers a premier portfolio of nuclear, fossil and renewable power expertise, delivering safe, efficient and clean energy solutions around the world. Shaw has a 20 percent equity interest in Westinghouse.

About Toshiba:

Toshiba is a world leader and innovator in pioneering high technology, and a diversified manufacturer and marketer of advanced electronic and electrical products spanning information & communications systems; digital consumer products; electronic devices and components; power systems, including nuclear energy; industrial and social infrastructure systems; and home appliances. Toshiba was founded in 1875, and today operates a global network of more than 740 companies, with 204,000 employees worldwide and annual sales surpassing 6.3 trillion yen (US$68 billion). Visit Toshiba’s web site at www.toshiba.co.jp/index.htm.

Shaw Safe Harbor Statement:

This press release contains forward-looking statements and information about our current and future prospects, operations and financial results, which are based on currently available information. Actual future results and financial performance could vary significantly from those anticipated in such statements.

Among the factors that could cause future events or transactions to differ from those we expect are those risks discussed in our Annual Report on Form 10-K for the fiscal year ended August 31, 2010, our Quarterly Reports on Form 10-Q for the quarters ended November 30, 2009, February 28, 2010, and May 31, 2010, and other reports filed with the Securities and Exchange Commission (SEC). Please read our “Risk Factors” and other cautionary statements contained in these filings. Our current expectations may not be realized as a result of, among other things:

• Changes in our client’s financial conditions, including their capital spending;

• Our ability to obtain new contracts and meet our performance obligations;

• Client contract cancellations or modifications to contract scope;

• Worsening global economic conditions;

• Changes to the regulatory environment;

• Failure to achieve projected backlog. ;

As a result of these risks and others, actual results could vary significantly from those anticipated in this presentation, and our financial condition and results of operations could be materially adversely affected. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, the occurrence of certain events, or otherwise.

Toshiba Safe Harbor Statement:

This press release contains forward-looking statements concerning future plans, strategies and the performance of Toshiba Group. These statements are based on management’s assumptions and beliefs in light of the economic, financial and other data currently available. Furthermore, they are subject to a number of risks and uncertainties. Toshiba therefore wishes to caution readers that actual results might differ materially from our expectations. Major risk factors that may have a material influence on results are indicated below, though this list is not necessarily exhaustive.

• Disputes including lawsuits in Japan and other countries;

• Success or failure of alliances or joint ventures promoted in collaboration with other companies;

• Success or failure of new businesses or R&D investment;

• Changes in political and economic conditions in Japan and abroad; unexpected regulatory changes;

• Major disasters, including earthquakes and typhoons;

• Rapid changes in the supply/demand situation in major markets and intensified price competition;

• Significant capital expenditure for production facilities and rapid changes in the market;

• Changes in financial markets, including fluctuations in interest rates and exchange rates.

CONTACT:
The Shaw Group Inc.
Financial Contact:
Chris Sammons, 225-932-2546
chris.sammons@shawgrp.com
or
Media Contact:
Gentry Brann, 225-987-7372
gentry.brann@shawgrp.com